Exhibit 99.1

FOR IMMEDIATE RELEASE:

American Midstream Partners, LP Names Daniel C. Campbell as

Chief Financial Officer

DENVER, CO – April 16, 2012 – American Midstream Partners LP. (NYSE: AMID) today announced that Daniel C. Campbell has been named Senior Vice President and Chief Financial Officer of its general partner beginning April 16, 2012.

“We’re extremely pleased to have Dan join our management team,” said Brian Bierbach, President and CEO of American Midstream Partners, LP. “He brings with him a strong background in finance and capital markets as well as investor relations, treasury management, and long-term financial planning in the midstream MLP industry. He will be an important asset to us as we continue to grow American Midstream Partners.”

Prior to his appointment to American Midstream, from 2006 to 2012 Mr. Campbell filled various leadership roles at MarkWest Energy Partners, LP, most recently as Vice President of Finance and Treasurer.

Prior to MarkWest, Mr. Campbell served in various capacities at TeleTech Holdings, Inc. headquartered in Denver, Colorado, including Chief Financial Officer of TeleTech Latin America as well as senior roles in strategic planning, treasury, finance, and investor relations. Mr. Campbell began his career at Arthur Andersen LLP and he received B.S. and Masters degrees in Accounting from Brigham Young University. Mr. Campbell is a CPA licensed in Colorado.

About American Midstream Partners

Denver-based American Midstream Partners is a growth-oriented limited partnership formed to own, operate, develop and acquire a diversified portfolio of natural gas midstream energy assets. The company provides midstream services in the Gulf Coast and Southeast regions of the United States. For more information about American Midstream Partners, visit www.americanmidstream.com.

Forward Looking Statements

This press includes forward-looking statements. These statements relate to, among other things, projections of operational volumetrics and improvements, growth projects, cash flows and capital expenditures. We have used the words “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “should”, “will”, “potential” and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors which are described in greater detail in our filings with the SEC. Please see our Risk Factor disclosures included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 19, 2012. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.